John Hancock Life Insurance Company (U.S.A.) A Stock Company

SUPPLEMENTARY BENEFIT

[Healthy Engagement Rider]

This rider is made a part of your policy to which it is attached and is effective on the date we attach it to your policy. The Rider Charge is the fee payable for this rider. The Effective Date of the rider and the Rider Charge are shown in the Policy Specifications.

Beginning on the first Policy Anniversary following the Effective Date, this rider provides the opportunity to add a Rider Credit to your Policy Value based upon the Status of each Life Insured.

STATUS

The Status of each Life Insured on each Annual Processing Date determines the Rider Credit to be applied to your Policy Value, as described in the Policy Specifications and the Rider Credit provision of this rider.

There are four levels of Status under this rider. For each Life Insured, the achievement of a Status beyond the first level is dependent upon the Life Insured meeting certain Status Qualification Requirements in each year.

Status Qualification Requirements

The Status Qualification Requirements are the criteria used as the basis for determining the Status of each Life Insured.

We reserve the right to amend the Status Qualification Requirements from time to time, as described in the Administration of this Rider provision. A Life Insured can obtain current information relating to his or her Status and/or the Status Qualification Requirements by visiting [http://www.JohnHancockVitality.com/] or by contacting our Service Office at [1-800-387-2747].

RIDER CREDIT

On each Processing Date beginning on the first Policy Anniversary following this rider’s Effective Date, we will apply any Rider Credit to your Policy Value.

Calculation of Rider Credit

The Rider Credit is equal to the Rider Benefit Factor multiplied by the lesser of (a) and (b), where:

(a)	is the Rider Credit Limit described below; and

(b)	is an amount equal to (i) minus (ii), with the result multiplied by (iii) where:

(i)	is the Cost of Insurance Charge for that Processing Date;

(ii)	is any applicable Policy Value Credit for that Processing Date; and

(iii)	is the Rider Credit Multiplier for that Policy Year, as shown in the Policy Specifications.

The Rider Benefit Factor equals the lesser of (a) and (b), where:

(a)	is 1; and

(b)	is the Rider Benefit Base shown in the Policy Specifications divided by the Total Death Benefit.

The Total Death Benefit equals the Insurance Benefit as described in your policy plus any outstanding Policy Debt.

The Rider Credit Limit in any given Policy Month equals (a) multiplied by (b), multiplied by (c), where:

(a)	is the Rider Credit Limit Multiplier shown in the Policy Specifications; and

(b)	is the Cost of Insurance Charge minus any applicable Policy Value Credit;

(c)	is the Maximum Monthly Cost of Insurance Rate shown in the Table of Rates minus the current monthly Cost of Insurance Rate, with the result divided by the current monthly Cost of Insurance Rate.

In the event that the current Cost of Insurance Rate ever equals the corresponding Maximum Monthly Cost of Insurance Rate on a given Processing Date, the Rider Credit Limit and resulting Rider Credit will equal zero on that Processing Date.

19HER-S	1	DE

EFFECT OF RIDER ON FLEXIBLE PREMIUM UNIVERSAL LIFE INSURANCE POLICIES

Policy Value

While this rider is in effect, your Policy Value will be calculated in the same manner as described in your policy except that we will add any Rider Credit to your Policy Value, as described below, at the same time that Monthly Deductions are taken. In addition, the Policy Value used in the determination of the Net Amount at Risk does not include any Rider Credit applied on the Processing Date. Rider Credits are nonforfeitable after crediting except indirectly due to any applicable surrender charges.

The Rider Credit for a month in which the policy is in default (as described in the Grace Period provision of your policy) will be applied first to pay any Monthly Deductions that are past due and unpaid and next to reduce the Default Payment; any Rider Credit that remains will be applied to your Guaranteed Interest Account. The same process will apply for any month in which the policy is being continued In Force under its No-Lapse Guarantee or Death Benefit Protection provision, as applicable under your policy, except that there is no Default Payment to be reduced.

Rider Credits are not applied to amounts in the Loan Account.

No-Lapse Guarantee or Death Benefit Protection Value

Rider Credits and the Rider Charge do not apply to the Cumulative Premium Test under the No-Lapse Guarantee feature or to the calculation of the Death Benefit Protection Value, as applicable under your policy.

Persistency Measure (if applicable)

If your policy contains a Persistency Credit provision, the following will apply:

While this rider is in effect, we will add a Persistency Measure Rider Credit to the Persistency Measure.

The Persistency Measure Rider Credit is determined in the same manner as the Rider Credit described above except that:

(a)	the Cost of Insurance Charge is calculated using the Persistency Measure Cost of Insurance Rates; and

(b)	the current and Maximum Monthly Cost of Insurance Rates are replaced by the current and Maximum Monthly Persistency Measure Cost of Insurance Rates, respectively.

In addition, the Persistency Measure used in the determination of the Persistency Measure Net Amount at Risk does not include any Persistency Measure Rider Credit applied on the Processing Date.

19HER-S	2	DE

EFFECT OF RIDER ON FLEXIBLE PREMIUM INDEXED UNIVERSAL LIFE INSURANCE POLICIES

Policy Value

While this rider is in effect, your Policy Value will be calculated in the same manner as described in your policy except that we will add any Rider Credit to your Policy Value, as described below, at the same time that Monthly Deductions are taken. In addition, the Policy Value used in the determination of the Net Amount at Risk does not include any Rider Credit applied on the Processing Date. Rider Credits are nonforfeitable after crediting except indirectly due to any applicable surrender charges.

The Rider Credit is applied to the Guaranteed Interest Account and each Indexed Account in the same proportion that the Policy Value in each of the accounts bears to the total Policy Value net of the Loan Account immediately prior to applying any Rider Credit.

For the portion of the Rider Credit that is applied to an Indexed Account, we will apply that portion of the Rider Credit to each Segment of that Indexed Account and to the Holding Segment in the same proportion that the Segment Balance and the amount in the Holding Segment bear to the total portion of the Policy Value in the Indexed Account immediately prior to applying any Rider Credit.

The Rider Credit for a month in which the policy is in default (as described in the Grace Period provision of your policy) will be applied first to pay any Monthly Deductions that are past due and unpaid and next to reduce the Default Payment; any Rider Credit that remains will be applied to your Policy Value in accordance with the Net Premium allocation instructions then in effect. The same process will apply for any month in which the policy is being continued In Force under the No-Lapse Guarantee or Death Benefit Protection provision, as applicable under your policy, except that there is no Default Payment to be reduced.

Rider Credits are not applied to amounts in the Loan Account.

Adjusted Segment Crediting Balance

While this rider is in effect, your Adjusted Segment Crediting Balance will be calculated in the same manner as described in your policy except we will include any Rider Credit in the calculation. For purposes of this calculation, each Rider Credit is first multiplied by the ratio of the number of months remaining in the Segment Term after the date the Rider Credit is applied, divided by the number of months in the entire Segment Term.

Initial Segment Balance

The Initial Segment Balance includes any Rider Credits applied to a Holding Segment after the Lock In Date.

Segment Balance

The Segment Balance at any time includes any Rider Credits applied to it.

No-Lapse Guarantee or Death Benefit Protection Value

Rider Credits and the Rider Charge do not apply to the Cumulative Premium Test under the No-Lapse Guarantee feature, or to the calculation of the Death Benefit Protection Value, as applicable under your policy.

Cumulative Guarantee

The Cumulative Guarantee provision of your policy describes an alternative method of calculating the Policy Value. Under this method, Rider Credits and Rider Charges are included in the calculation of the Policy Value. Rider Credits will be calculated in the same manner as described in the Rider Credit provision of this rider except that the Cost of Insurance Charge and the Net Amount at Risk are replaced with the Cost of Insurance Charge and the Net Amount at Risk used in the alternative method. The Rider Credits will be applied to the Policy Value under the Cumulative Guarantee at the same time that Monthly Deductions are taken.

19HER-S	3	DE

EFFECT OF RIDER ON FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICIES

Policy Value

While this rider is in effect, your Policy Value will be calculated in the same manner as described in your policy except that we will add any Rider Credit to your Policy Value, as described below, at the same time that Monthly Deductions are taken. In addition, the Policy Value used in the determination of the Net Amount at Risk does not include any Rider Credit applied on the Processing Date. Rider Credits are nonforfeitable after crediting except indirectly due to any applicable surrender charges.

The Rider Credit is applied to the Fixed Account, each Investment Account, and each Indexed Account (if applicable) in the same proportion that the Monthly Deductions are taken from those same accounts.

For the portion of the Rider Credit that is applied to an Indexed Account, we will apply that portion of the Rider Credit to each Segment of the Indexed Account and to the Holding Segment in the same proportion that the Segment Balance(s) and the Holding Segment(s) bear to the total portion of the Policy Value in the Indexed Account immediately prior to applying any Rider Credit.

The Rider Credit for a month in which the policy is in default (as described in the Grace Period provision of your policy) will be applied first to pay any Monthly Deductions that are past due and unpaid and next to reduce the Default Payment; any Rider Credit that remains will be applied to your Policy Value in accordance with the allocation instructions then in effect for premium payments. The same process will apply for any month in which the policy is being continued In Force under its No-Lapse Guarantee or Death Benefit Protection provision, as applicable under your policy, except that there is no Default Payment to be reduced.

Rider Credits are not applied to amounts in the Loan Account.

Adjusted Segment Crediting Balance for Indexed Accounts

While this rider is in effect, your Adjusted Segment Crediting Balance will be calculated in the same manner as described in your policy except we will include any Rider Credit in the calculation. For purposes of this calculation, each Rider Credit is first multiplied by the ratio of the number of months remaining in the Segment Term after the date the Rider Credit is applied, divided by the number of months in the entire Segment Term.

Initial Segment Balance for Indexed Accounts

The Initial Segment Balance includes any Rider Credits applied to a Holding Segment after the Lock In Date.

Segment Balance for Indexed Accounts

The Segment Balance at any time includes any Rider Credits applied to it.

No-Lapse Guarantee or Death Benefit Protection Value

Rider Credits and the Rider Charge do not apply to the Cumulative Premium Test under the No-Lapse Guarantee feature, or to the calculation of the Death Benefit Protection Value, as applicable under your policy.

19HER-S	4	DE

GENERAL PROVISIONS

The Contract

This rider, along with the written application for the policy and this rider, is attached to and made part of your policy and constitutes the entire contract between you and us. Should any provisions in the policy conflict with this rider, the provisions of this rider will prevail.

No change in the policy or this rider will be effective until approved by our President or Secretary. This approval must be noted on or attached to the policy. No agent may change the policy or this rider or waive any of the provisions.

Administration of this Rider

The Status Qualification Requirements may be administered directly by us or through an affiliated or unaffiliated company designated by us. We reserve the right to designate or replace any such company at any time.

We may amend the Status Qualification Requirements from time to time based on our expectations of the impact such requirements may have upon future mortality, persistency, expenses, capital and reserve requirements, and taxes under the policy. Such amendments could affect a Life Insured’s ability to achieve a Status level. Any change to the Status Qualification Requirements will be determined prospectively on a basis that does not discriminate unfairly within any class of life insureds. A Life Insured can obtain current information relating to his or her Status and/or the Status Qualification Requirements by visiting [http://www.JohnHancockVitality.com/] or by contacting our Service Office at [1-800-387-2747].

In addition, we or an affiliated or unaffiliated company designated by us may offer incentives to each Life Insured. These incentives may change from time to time and may include offers, discounts, online resources, and other tools designed to encourage each Life Insured to participate in activities to help meet the Status Qualification Requirements. Certain incentives may not be available to a Life Insured after the Rider Charge ceases.

There may be costs associated with fulfilling a Status Qualification Requirement that may not be reimbursed by the Company. Examples of such costs include, but are not limited to, health coverage co-pays, health club fees, athletic event registration fees, health equipment, health monitoring devices, athletic attire, and online access fees.

If you are not satisfied with any of the changes we make, you may discontinue this rider at any time, as described below.

In no event will the Company use the Status or any medical or other information about a Life Insured provided after the Issue Date in order to meet Status Qualification Requirements:

(a)	to change a Life Insured’s Risk Classification shown in the Policy Specifications; or

(b)	as the sole basis to deny a request to reinstate coverage.

Discontinuation of this Rider

You may make a Written Request to discontinue this rider at any time. Upon discontinuation, the Rider Charge will cease and no new Rider Credit Factors will be earned. As long as your policy remains In Force, Rider Credits will continue to be applied based on all previously-earned Rider Credit Factors and Rider Credit Grading Factors subject to the Rider Credit Limit. Access to incentives for each Life Insured will cease.

This rider cannot be reinstated after discontinuation.

Termination of this Rider upon Policy Termination

This rider will terminate at the same time as your policy. Please see the Policy Termination provision of your policy. No Rider Credit Factors will be earned and no Rider Credits will be applied once the policy to which this rider is attached is terminated.

19HER-S	5	DE

GENERAL PROVISIONS (continued)

Reinstatement of this Rider

If your policy and this rider terminate at the end of a Grace Period in which you did not make the Default Payment, you may apply for reinstatement of your policy and this rider in accordance with the Reinstatement provisions of your policy.

For purposes of calculating new Rider Credits following the date of reinstatement, we will determine the Rider Credit Multiplier and the Rider Credit Factors using the Status applicable to each Life Insured on the next Annual Processing Date following the date of reinstatement. The Rider Credit Multiplier and the Rider Credit Factors are described in the Policy Specifications.

For purposes of applying Rider Credits earned in prior Policy Years following the date of reinstatement, the number of Elapsed Years in determining the Rider Credit Grading Factors will be measured from the Policy Year in which the applicable Rider Credit was first earned. The Rider Credit Grading Factors are shown in the Policy Specifications.

Each Annual Processing Date that would have occurred had your policy been In Force will be included in the calculation of the number of Annual Processing Dates for the purpose of calculating the Rider Credit Multiplier and the Rider Credit Factors.

No Rider Credit Factors will be earned and no Rider Credits will be applied once the policy to which this rider is attached is terminated. Any Rider Credit earned in prior Policy Years, that would have applied if the policy were still In Force, will not be applied to the Policy Value upon reinstatement.

Signed for the Company by:

President

19HER-S	6	DE

1. POLICY SPECIFICATIONS – Policy [12 345 678]

SUPPLEMENTARY BENEFITS

Benefit	[Healthy Engagement Rider]

Effective Date	[May 1, 2019]

Rider Credit Multiplier	On each of the first [45] Annual Processing Dates, if this rider is in effect, we determine the Rider Credit Multiplier to be applied in the current Policy Year as the sum of all Rider Credit Factors earned in the current and prior Policy Years.

Rider Credit Factors	On each Annual Processing Date, if this rider is in effect, a schedule of Rider Credit Factors will be earned and will be applied in the current and subsequent Policy Years.

The Rider Credit Factor earned in a Policy Year, that is scheduled to be applied in the current or a subsequent Policy Year, is (a) multiplied by (b), where:

(a)

is the Rider Credit Rate determined as follows:

On each of the first [40] Annual Processing Dates, the Rider Credit Rate is the sum of the rates from the Rider Credit Rates Table corresponding to the Policy Year and Status of each Life Insured when earned. [The Rider Credit Rate is zero on future Annual Processing Dates]; and

[On the next [5] Annual Processing Dates, the Rider Credit Rate is the higher of the rates from the Rider Credit Rates Table corresponding to the Policy Year and Status of each Life Insured when earned. The Rider Credit Rate is zero on future Annual Processing Dates]; and

[On the next Annual Processing Date, the Rider Credit Rate is the higher of the rates from the Rider Credit Rates Table corresponding to the Policy Year and Status of each Life Insured when earned. The Rider Credit Rate is zero on future Annual Processing Dates]; and

(b) is the Rider Credit Grading Factor corresponding to the number of years elapsed between the Policy Year when earned and the Policy Year in which it is applied.

On any Annual Processing Date following our receipt of due proof of death of a Life Insured, the Rider Credit Rate in (a) above will be determined using the Status of the Surviving Life Insured in place of the Status of the deceased Life Insured.

19HER-S	3.x	DE

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

Rider Credit Grading Factors	Elapsed Years	Rider Credit Grading Factor	Elapsed Years	Rider Credit Grading Factor
	0	100%	11	45%
	1	95%	12	40%
	2	90%	13	35%
	3	85%	14	30%
	4	80%	15	25%
	5	75%	16	20%
	6	70%	17	15%
	7	65%	18	10%
	8	60%	19	5%
	9	55%	20+	0%
	10	50%
Rider Credit Limit Multiplier	Policy Years	Rider Credit Limit Multiplier
	1-3	[1.00]
	4+	[1.00]

Rider Benefit Base	$20,000,000

Rider Charge	$4.00 per month for Policy Years 1 – [45]

19HER-S	3.x	DE